UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

February 13, 2007
Date of Report (Date of earliest event reported):

CHINA PRECISION STEEL, INC.
(Exact name of registrant as specified in charter)

Colorado	000-23039	14-1623047

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8th Floor, Teda Building, 87 Wing Lok Street, Sheung Wan Hong Kong, The People’s Republic of China
(Address of principal executive offices)

86-21-5994-8500
Registrant’s telephone number, including area code:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.      Entry into a Material Definitive Agreement

On February 13, 2007, China Precision Steel, Inc. (the “Company”) entered into a Debt Reduction Agreement (the “Debt Reduction Agreement”) with Partner Success Holdings Limited, a British Virgin Islands Business Company (“PSHL”), and Wo Hing Li, the Company’s President and Chairman (“Mr. Li”), related to certain amounts owing to Mr. Li for expenses paid by him on behalf of the Company or amounts advanced by him on behalf of the Company in prior fiscal years and through December 28, 2006. Certain of these amounts relate to construction costs incurred for the Company’s production facilities on land to which the land use rights are owned by another company under Mr. Li’s control. It is expected that the land use rights and the related properties will be contributed by Mr. Li to the Company upon receipt of local Chinese governmental approval for transfer thereof to the Company's operating subsidiary, Shanghai Chengtong Precision Strip Co., Ltd. (“Chengtong”), with respect to which approval there can be no certainty. The fair market value of such assets subject to transfer, upon receipt of governmental approval, if any, has been agreed by the parties to the Agreement to be $8,840,990 at December 31, 2006, based upon then current exchange rates and subject to adjustment for changes in the exchange rate between the U.S. Dollar and Chinese Yuan (the “Asset Transfer”). Mr. Li has further agreed to contribute $3,839,607 thereof as additional paid-in capital of the Company, with the balance due to him with respect to the Asset Transfer (as adjusted for differences in exchange rates between the U.S. Dollar and the Chinese Yuan at the time of such transfer) to be converted into shares of common stock, par value $0.001 per share (the “Common Stock”) of the Company at a price equivalent to the greater of (i) such price per share (the “Purchase Price”) as may be paid in connection with, and subject to, the consummation of a future private placement ("Placement") of the Company’s securities in reliance upon exemptions from the registration requirements of the Securities Act of 1933, as amended and (ii) the average closing price of the Common Stock as reported on The NASDAQ Capital Market for the five (5) trading days prior to the date of transfer.

The Debt Reduction Agreement also provides for the conversion of the current debt outstanding and payable to Mr. Li at December 31, 2006 in the amount of $1,798,066 (the “Current Debt”) into shares of Common Stock at a conversion price equivalent to any such Purchase Price, such conversion to be effected upon the consummation of a Placement. The conversion with respect to the Current Debt and the Asset Transfer is wholly conditional upon the ability of the Company to raise capital on acceptable terms and conditions consistent with market practice.

In connection with execution of the Debt Reduction Agreement, Mr. Li has entered into a Deed of Release in favor of the Company, PSHL and Chengtong. Pursuant to the Deed of Release, Mr. Li has agreed to release, discharge and indemnify the Company, PSHL and Chengtong from all past, present and future liabilities arising from or with respect to the amounts relating to the Asset Transfer and the Current Debt, subject to the conditions set forth in the Debt Reduction Agreement.

The foregoing summary is subject to, and qualified in its entirety by, copies of the aforementioned documents, which are attached as Exhibits 10.1 and 10.2, and incorporated herein by reference.

Item 9.01.      Financial Statement and Exhibits

(c)	Exhibits

10.1	Debt Reduction Agreement, dated February 13, 2007, by and among the Company, Wo Hing Li and Partner Success Holdings Limited

10.2	Deed of Release, dated February 13, 2007, from Wo Hing Li, in favor of the Company, Partner Success Holdings Limited and Shanghai Chengtong Precision Strip Co., Ltd.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 13, 2007	CHINA PRECISION STEEL, INC.
	By:	/s/ Leada Tak Tai Li
Leada Tak Tai Li, Chief Financial Officer